Exhibit 22.1

The following is a listing of subsidiaries that guarantee the DXP Enterprises, Inc. Credit Facilities (the "ABL Revolver" and “Term Loan B Agreement”) issued by DXP Enterprises, Inc.

SUBSIDIARY GUARANTORS OF GUARANTEED SECURITIES

DXP Acquisition, Inc DBA Strategic Supply, Inc.(NV)

Pelican State Supply Company, Inc.(NV)

Drydon Equipment, Inc. (IL)

Cisco Air Systems, Inc. (CA)

Quadna De Mexico, SA DE CV (Mexico)

Pumping Solutions, Inc.(CA)

Pumping Solutions AZ, Inc.(AZ)

Maverick Pumps Inc.(AZ)

Pump PMI, LLC(DE)

PMI Investment, LLC (DE)

Total Equipment Company (PA)

APO Pumps & Compressors LLC (DE)

Process Machinery, Inc. (AL)

Premier Water, LLC (NC)

DXP Holdings, Inc. (TX)

Corporate Equipment Company, LLC (OH)

Carter & Verplanck, LLC (FL)

B27 Resources, Inc. (TX)

Best Holding, LLC (DE)

Florida Valve EMD (FL)

Riordan Materials Corp. (PA)

DXP Canada Enterprises Ltd. (Canada)

DXP Supply Chain Services Mexico (Mexico)